UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

PENN VIRGINIA CORPORATION

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Nancy M. Snyder

Senior Vice President

and General Counsel

To Our Shareholders:

In our Proxy Statement that was mailed to you in connection with our annual meeting to be held on May 4, 2004, there are two printing errors on page 15. In the Performance Graph comparing Penn Virginia’s cumulative five year total return to that of two other S&P indices, the symbols for Penn Virginia Corp., the S&P SmallCap 600 Index and the S&P Oil & Gas Exploration & Production 600 Index were all inadvertently transposed. In the table below the chart, the index names for the S&P Oil & Gas Exploration & Production 600 Index and the S&P SmallCap 600 Index were inadvertently transposed. We have enclosed a revised page 15 to the Proxy Statement that includes the correct Performance Graph and accompanying table.

Nancy M. Snyder

Corporate Secretary

Radnor, Pennsylvania

April 8, 2004

Three Radnor Corporate Center  Suite 230  100 Matsonford Road  Radnor, PA  19087-4564

610.687.8900  Fax 610.687.3688  nsnyder@pennvirginia.com  www.pennvirginia.com

PERFORMANCE GRAPH

The following graph compares the Company’s five-year cumulative total shareholder return (assuming reinvestment of dividends) with the cumulative total return of the Standard & Poor’s Oil and Gas Exploration & Production 600 Index and the Standard & Poor’s SmallCap 600 Index. There are 14 companies in the Standard & Poor’s Oil and Gas Exploration & Production 600 Index: Tom Brown, Inc., Cabot Oil & Gas Corporation, Cimarex Energy Co., Evergreen Resources, Inc., Newfield Exploration Company, Nuevo Energy Company, Patina Oil & Gas Corporation, Prima Energy Corporation, Remington Oil & Gas Corporation, Spinnaker Exploration Company, St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Company and Vintage Petroleum, Inc. The graph assumes $100 is invested on January 1, 1999 in Penn Virginia Corporation and each index at December 31, 1998 closing prices.

Comparison of Five-Year Cumulative Total Return

Penn Virginia Corporation, S&P Exploration & Production 600 Index and

S&P SmallCap 600 Index

	1998	1999	2000	2001	2002	2003
Penn Virginia Corporation	100	95.54	196.94	207.81	227.24	355.29
S&P SmallCap 600 Index	100	112.40	125.67	133.88	114.30	158.63
S&P Oil & Gas Exploration & Production 600 Index	100	125.32	247.66	210.92	221.90	308.10

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